LEASE TERMINATION AGREEMENT

AGREEMENT made by and between BREWER INVESTMENT II, LLC (the “Landlord”) and EDGEWATER TECHNOLOGY, INC., a Delaware corporation (the “Tenant”).

RECITALS

WHEREAS, Tenant leased from Landlord certain premises consisting of approximately 16,400 rentable square feet on the first and second floors of the building commonly known as 302 East Millsap Road, Fayetteville, AR 72703 (the “Premises”) pursuant to a Commercial Lease Agreement dated June 28, 2000 (the “Lease”); and

WHEREAS, the parties hereto have agreed to terminate the Lease upon the terms and conditions set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Termination of Lease. The Lease shall terminate effective as of June 30, 2007 (the “Termination Date”), and the Lease shall be void and of no further force and effect on the Termination Date, and neither Landlord or Tenant shall have any further obligation thereunder.

2. Termination Payment. On the Termination Date, Tenant shall pay to Landlord the sum of Five Hundred and Two Thousand Eight Hundred ($502,800.00) Dollars.

3. Landlord—Tenant Mutual Release. In consideration of the Termination Payment, and for other good and valuable consideration, Landlord and Tenant hereby irrevocably and unconditionally remise, release and forever discharge each other and each other’s stockholders, members, officers, directors, managers, employees, representatives, servants and agents and all persons acting by, through, under, or in concert with the other party, both personally and as its agents, or any of them or any of the foregoing’s heirs, personal representatives, successors or assigns of and from any and all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages and any and all claims, counterclaims, demands and liabilities whatsoever of every name and nature, both in law and in equity, which against any of the aforementioned releasees, each party now has or ever had from the beginning of the world to the Termination Date, including, without in any manner limiting the generality of the foregoing, any and all claims, rights or obligations arising out of or relating to the Lease. Each of Landlord and Tenant specifically acknowledges and agrees that the obligations of the other party hereunder shall be in full accord and satisfaction of all obligations which the other party has or is alleged to have under the terms and conditions of the Lease, and that neither party shall have any further right, claim or entitlement of any nature under the Lease. Each party hereby acknowledges and agrees that the foregoing release is intended as a full and complete release of all of the foregoing claims that it may or might have, and in accepting the terms and conditions of this Agreement, it does so in full settlement of any and all such claims. Tenant hereby further releases and relinquishes any right, title or claim of any nature which Tenant may have with respect to the Caterpillar generator located at the Premises and agrees that Landlord is the sole owner of all right, title and interest in and to said Caterpillar generator.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

7. Counterparts. This Agreement may be executed in one (1) or more counterparts, all of which will be considered one and the same Agreement and will become effective when one (1) or more counterparts have been signed by each of the parties and delivered to the other parties, regardless of whether all of the parties have executed the same counterpart. Counterparts may be delivered via facsimile or electronic mail (including .pdf) or other transmission method and any counterparts so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Executed as a sealed instrument as of this 28th day of June, 2007.

LANDLORD: BREWER INVESTMENT II, LLC

By:	/s/ Jerry T. Brewer
Jerry T. Brewer, Manager

TENANT: EDGEWATER TECHNOLOGY, INC.

By:	/s/ Shirley Singleton
Shirley Singleton, President